Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Fourth Quarter and Year End 2018 Operating Results

Three Month Results

•	Net revenue increased 7.4% to $427.9 million

•	Net income increased 9.8% to $95.7 million

•	Adjusted EBITDA increased 9.5% to $195.3 million

Three Month Acquisition-Adjusted Results

•	Acquisition-adjusted net revenue increased 5.6%

•	Acquisition-adjusted EBITDA increased 6.4%

Baton Rouge, LA – February 20, 2019 - Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter and year ended December 31, 2018.

“We completed 2018 with a strong fourth quarter, allowing us to exceed the upper end of our guidance for full year diluted AFFO per share,” said Chief Executive Sean Reilly. “Our integration of the markets that we acquired from Fairway in late December is going well and we anticipate another year of solid sales and AFFO growth in 2019.”

Fourth Quarter Highlights

•	Same unit digital revenue increased 10.8%

•	AFFO increased 8.6%

•	Diluted AFFO per share increased 7.2%

Fourth Quarter Results

Lamar reported net revenues of $427.9 million for the fourth quarter of 2018 versus $398.5 million for the fourth quarter of 2017, a 7.4% increase. Operating income for the fourth quarter of 2018 increased $10.6 million to $130.6 million as compared to $120.0 million for the same period in 2017. Lamar recognized net income of $95.7 million for the fourth quarter of 2018 compared to net income of $87.2 million for same period in 2017. Net income per diluted share was $0.96 and $0.88 for the three months ended December 31, 2018 and 2017, respectively.

Adjusted EBITDA for the fourth quarter of 2018 was $195.3 million versus $178.4 million for the fourth quarter of 2017, an increase of 9.5%.

Cash flow provided by operating activities was $194.8 million for the three months ended December 31, 2018, an increase of $8.4 million as compared to the same period in 2017. Free cash flow for the fourth quarter of 2018 was $126.0 million as compared to $112.3 million for the same period in 2017, a 12.2% increase.

For the fourth quarter of 2018, Funds From Operations, or FFO, was $150.8 million versus $140.0 million for the same period in 2017, an increase of 7.7%.    Adjusted Funds From Operations, or AFFO, for the fourth quarter of 2018 was    $147.5 million compared to $135.8 million for the same period in 2017, an increase of 8.6%.    Diluted AFFO per share increased 7.2% to $1.48 for the three months ended December 31, 2018 as compared to $1.38 for the same period in 2017.

Acquisition-Adjusted Three Months Results

Acquisition-adjusted net revenue for the fourth quarter of 2018 increased 5.6% over Acquisition-adjusted net revenue for the fourth quarter of 2017. Acquisition-adjusted EBITDA for the fourth quarter of 2018 increased 6.4% as compared to Acquisition-adjusted EBITDA for the fourth quarter of 2017. Acquisition-adjusted net revenue and Acquisition-adjusted EBITDA include adjustments to the 2017 period for acquisitions and divestitures for the same time frame as actually owned in the 2018 period. See “Reconciliation of Reported Basis to Acquisition-Adjusted Results”, which provides reconciliations to GAAP for Acquisition-adjusted measures.

Twelve Months Results

Lamar reported net revenues of $1.63 billion for the twelve months ended December 31, 2018 versus $1.54 billion for the same period in 2017, a 5.6% increase. Due to non-cash operating expense growth in depreciation, amortization and stock-based compensation for the year ended December 31, 2018 of $34.0 million over the same period in 2017, operating income for the year ended December 31, 2018 increased only 1.1% to $460.6 million. Due to the above factors and a $15.4 million loss on debt extinguishment related to the prepayment of Lamar Media’s 5 7/8% Senior Subordinated Notes due 2022 in the first quarter of 2018, Lamar’s net income for the year ended December 31, 2018 decreased $12.4 million to $305.2 million as compared to $317.7 million for the same period in 2017. Net income per diluted share for the year ended December 31, 2018 was $3.08 compared to $3.23 for the year ended December 31, 2017. In addition, Adjusted EBITDA for the year ended December 31, 2018 was $722.5 million versus $671.4 million for the same period in 2017, a 7.6% increase.

Cash flow provided by operating activities increased to $564.8 million for the twelve months ended December 31, 2018, as compared to $507.0 million in the same period in 2017. Free cash flow for the twelve months ended December 31, 2018 increased 9.5% to $471.1 million as compared to $430.0 million for the same period in 2017.

For the twelve months ended December 31, 2018, FFO was $527.0 million versus $513.0 million for the same period in 2017, a 2.7% increase. AFFO for the twelve months ended December 31, 2018 was $544.5 million compared to $496.3 million for the same period in 2017, a 9.7% increase. Diluted AFFO per share increased to $5.50 for the twelve months ended December 31, 2018, as compared to $5.05 in the same period in 2017, an increase of 8.9%.

Liquidity

As of December 31, 2018, Lamar had $178.3 million in total liquidity that consisted of $156.8 million available for borrowing under its revolving senior credit facility and approximately $21.5 million in cash and cash equivalents. On January 17, 2019, Lamar increased its borrowing capacity under the revolving portion of Lamar Media’s credit facility by an additional $100 million in aggregate principal amount.

Guidance

We expect Diluted AFFO per share for fiscal year 2019 will be between $5.67 and $5.83, representing growth of approximately 3.0% to 6.0% over 2018, with net income per diluted share expected to be between $3.69 and $3.86. See “Supplemental Schedules and Unaudited Reconciliations of Non-GAAP Measures” for a reconciliation of GAAP.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding sales trends. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) our ability to continue to qualify as a Real Estate Investment Trust (“REIT”) and maintain our status as a REIT; (6) the regulation of the outdoor advertising industry by federal, state and local governments; (7) the integration of companies and assets that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (8) changes in accounting principles, policies or guidelines; (9) changes in tax laws applicable to REITs or in the interpretation of those laws; (10) our ability to renew expiring contracts at favorable rates; (11) our ability to successfully implement our digital deployment strategy; and (12) the market for our Class A common stock. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Financial Measures

The Company has presented the following measures that are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”): Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), Free Cash Flow, Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”), Diluted AFFO per share, Outdoor Operating Income and Acquisition-Adjusted Results. Our management reviews our performance by focusing on these key performance indicators not prepared in conformity with GAAP. We believe these non-GAAP performance indicators are meaningful supplemental measures of our operating performance and should not be considered in isolation of, or as a substitute for their most directly comparable GAAP financial measures.

Our Non-GAAP financial measures are determined as follows:

•

We define Adjusted EBITDA as net income before income tax expense (benefit), interest expense (income), loss (gain) on extinguishment of debt and investments, stock-based compensation, depreciation and amortization and gain or loss on disposition of assets and investments.

•

Free Cash Flow is defined as Adjusted EBITDA less interest, net of interest income and amortization of deferred financing costs, current taxes, preferred stock dividends and total capital expenditures.

•

We use the National Association of Real Estate Investment Trusts definition of FFO, which is defined as net income before gains or losses from the sale or disposal of real estate assets and investments and real estate related depreciation and amortization and including adjustments to eliminate unconsolidated affiliates and non-controlling interest.

•

We define AFFO as FFO before (i) straight-line revenue and expense; (ii) stock-based compensation expense; (iii) non-cash portion of tax provision; (iv) non-real estate related depreciation and amortization; (v) amortization of deferred financing costs; (vi) loss on extinguishment of debt; (vii) non-recurring infrequent or unusual losses (gains); (viii) less maintenance capital expenditures; and (ix) an adjustment for unconsolidated affiliates and non-controlling interest.

•	Diluted AFFO per share is defined as AFFO divided by Weighted average diluted common shares outstanding.

•	Outdoor Operating Income is defined as Operating Income before corporate expenses, stock-based compensation, depreciation and amortization and loss (gain) on disposition of assets.

•

Acquisition-Adjusted Results adjusts our net revenue, direct and general and administrative expenses, outdoor operating income, corporate expense and EBITDA for the prior period by adding to, or subtracting from, the corresponding revenue or expense generated by the acquired assets or divested before our acquisition or divestiture of these assets for the same time frame that those assets were owned in the current period. In calculating Acquisition-Adjusted Results, therefore, we include revenue and expenses generated by assets that we did not own in the prior period but acquired in the current period. We refer to the amount of pre-acquisition revenue and expense generated by or subtracted from the acquired assets during the prior period that corresponds with the current period in which we owned the assets (to the extent within the period to which this report relates) as “Acquisition-Adjusted Results”.

Adjusted EBITDA, FFO, AFFO, Outdoor Operating Income and Acquisition-Adjusted Results are not intended to replace other performance measures determined in accordance with GAAP. Free Cash Flow, FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and, therefore, these measures should not be considered indicative of cash flows from operating activities as a measure of liquidity or of funds available to fund our cash needs, including our ability to make cash distributions. Adjusted EBITDA, Free Cash Flow, FFO, AFFO, Diluted AFFO per share, Outdoor Operating Income and Acquisition-Adjusted Results are presented as we believe each is a useful indicator of our current operating performance. Specifically, we believe that these metrics are useful to an investor in evaluating our operating performance because (1) each is a key measure used by our management team for purposes of decision making and for evaluating our core operating results; (2) Adjusted EBITDA is widely used in the industry to measure operating performance as it excludes the impact of depreciation and amortization, which may vary significantly among companies, depending upon accounting methods and useful lives, particularly where acquisitions and non-operating factors are involved; (3) Adjusted EBITDA, FFO, AFFO and Diluted AFFO per share each provides investors with a meaningful measure for evaluating our period-over-period operating performance by eliminating items that are not operational in nature and reflect the impact on operations from trends in occupancy rates, operating costs, general and administrative expenses and interest costs; (4) Acquisition-Adjusted Results is a supplement to enable investors to compare period-over-period results on a more consistent basis without the effects of acquisitions and divestures, which reflects our core performance and organic growth (if any) during the period in which the assets were owned and managed by us; (5) Free Cash Flow is an indicator of our ability to service debt and generate cash for acquisitions and other strategic investments; (6) Outdoor Operating Income provides investors a measurement of our core results without the impact of fluctuations in stock-based compensation, depreciation and amortization and corporate expenses; and (7) each of our Non-GAAP measures provides investors with a measure for comparing our results of operations to those of other companies.

Our measurement of Adjusted EBITDA, FFO, AFFO, Outdoor Operating Income and Acquisition-Adjusted Results may not, however, be fully comparable to similarly titled measures used by other companies. Reconciliations of Adjusted EBITDA, FFO, AFFO, Outdoor Operating Income and Acquisition-Adjusted Results to the most directly comparable GAAP measures have been included herein.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Wednesday, February 20, 2019 at 8:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar

Replay:	1-334-323-0140 or 1-877-919-4059
Passcode:	47595293
Available through Wednesday, February 27, 2019 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Wednesday, February 27, 2019 at 11:59 p.m. eastern time

Company Contact:	Buster Kantrow
Director of Investor Relations
(225) 926-1000
bkantrow@lamar.com

General Information

Founded in 1902, Lamar Advertising (Nasdaq: LAMR) is one of the largest outdoor advertising companies in North America, with approximately 360,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 3,100 displays.

LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net revenues	$427,898	$398,475	$1,627,222	$1,541,260

Operating expenses (income)
Direct advertising expenses	142,072	138,984	561,848	540,880
General and administrative expenses	73,160	67,344	278,894	267,504
Corporate expenses	17,379	13,787	63,987	61,470
Stock-based compensation	6,698	2,539	29,443	9,599
Depreciation and amortization	58,010	56,101	225,261	211,104
(Gain) loss on disposition of assets	(32)	(287)	7,233	(4,664)

	297,287	278,468	1,166,666	1,085,893

Operating income	130,611	120,007	460,556	455,367

Other (income) expense
Loss on extinguishment of debt	—	—	15,429	71
Interest income	(221)	—	(534)	(6)
Interest expense	32,411	32,870	129,732	128,396

	32,190	32,870	144,627	128,461

Income before income tax expense	98,421	87,137	315,929	326,906
Income tax expense (benefit)	2,728	(27)	10,697	9,230

Net income	95,693	87,164	305,232	317,676
Preferred stock dividends	92	92	365	365

Net income applicable to common stock	$95,601	$87,072	$304,867	$317,311

Earnings per share:
Basic earnings per share	$0.97	$0.89	$3.09	$3.24

Diluted earnings per share	$0.96	$0.88	$3.08	$3.23

Weighted average common shares outstanding:
- basic	99,472,422	98,152,852	98,817,525	97,930,555
- diluted	99,759,674	98,602,599	99,086,160	98,369,865

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$195,287	$178,360	$722,493	$671,406
Interest, net	(30,932)	(31,616)	(124,278)	(123,270)
Current tax (expense) benefit	(2,765)	572	(9,159)	(8,426)
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures	(35,464)	(34,883)	(117,638)	(109,329)

Free Cash Flow	$126,034	$112,341	$471,053	$430,016

OTHER DATA (continued):

			December 31, 2018	December 31, 2017
Selected Balance Sheet Data:
Cash and cash equivalents			$21,494	$115,471
Working capital			$(91,366)	$94,525
Total assets			$4,544,641	$4,214,345
Total debt, net of deferred financing costs (including current maturities)			$2,888,688	$2,556,690
Total stockholders’ equity			$1,131,784	$1,103,493

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Selected Cash Flow Data:
Cash flows provided by operating activities	$194,757	$186,378	$564,846	$507,016
Cash flows used in investing activities	$463,822	$209,037	$584,148	$400,066
Cash flows provided by (used in) financing activities	$280,380	$108,846	$(73,563)	$(28,641)

SUPPLEMENTAL SCHEDULES

UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES

(IN THOUSANDS)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Reconciliation of Cash Flows Provided by Operating Activities to Free Cash Flow:
Cash flows provided by operating activities	$194,757	$186,378	$564,846	$507,016
Changes in operating assets and liabilities	(30,729)	(38,309)	32,195	39,456
Total capital expenditures	(35,464)	(34,883)	(117,638)	(109,329)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	(2,438)	(753)	(7,985)	(6,762)

Free cash flow	$126,034	$112,341	$471,053	$430,016

Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$95,693	$87,164	$305,232	$317,676
Loss on extinguishment of debt	—	—	15,429	71
Interest income	(221)	—	(534)	(6)
Interest expense	32,411	32,870	129,732	128,396
Income tax expense (benefit)	2,728	(27)	10,697	9,230

Operating Income	130,611	120,007	460,556	455,367

Stock-based compensation	6,698	2,539	29,443	9,599
Depreciation and amortization	58,010	56,101	225,261	211,104
(Gain) loss on disposition of assets	(32)	(287)	7,233	(4,664)

Adjusted EBITDA	$195,287	$178,360	$722,493	$671,406

Capital expenditure detail by category:
Billboards - traditional	$13,983	$12,315	$37,905	$36,015
Billboards - digital	12,728	10,650	45,938	40,218
Logo	4,438	3,205	11,438	9,614
Transit	987	2,285	5,364	2,863
Land and buildings	1,798	5,494	8,420	13,690
Operating equipment	1,530	934	8,573	6,929

Total capital expenditures	$35,464	$34,883	$117,638	$109,329

SUPPLEMENTAL SCHEDULES

UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES

(IN THOUSANDS)

	Three months ended December 31,
	2018	2017	% Change
Reconciliation of Reported Basis to Acquisition-Adjusted Results (a):
Net revenue	$427,898	$398,475	7.4%
Acquisitions and divestitures	—	6,570

Acquisition-adjusted net revenue	$427,898	$405,045	5.6%
Reported direct advertising and G&A expenses	$215,232	$206,328	4.3%
Acquisitions and divestitures	—	1,448

Acquisition-adjusted direct advertising and G&A expenses	$215,232	$207,776	3.6%
Outdoor operating income	$212,666	$192,147	10.7%
Acquisitions and divestitures	—	5,122

Acquisition-adjusted outdoor operating income	$212,666	$197,269	7.8%
Reported corporate expenses	$17,379	$13,787	26.1%
Acquisitions and divestitures	—	—

Acquisition-adjusted corporate expenses	$17,379	$13,787	26.1%
Adjusted EBITDA	$195,287	$178,360	9.5%
Acquisitions and divestitures	—	5,122

Acquisition-adjusted EBITDA	$195,287	$183,482	6.4%

(a)

Acquisition-adjusted net revenue, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and EBITDA include adjustments to 2017 for acquisitions and divestitures for the same time frame as actually owned in 2018.

	Three months ended December 31,
	2018	2017
Reconciliation of Net Income to Outdoor Operating Income:
Net Income	$95,693	$87,164
Interest expense, net	32,190	32,870
Income tax expense (benefit)	2,728	(27)

Operating Income	130,611	120,007
Corporate expenses	17,379	13,787
Stock-based compensation	6,698	2,539
Depreciation and amortization	58,010	56,101
Gain on disposition of assets	(32)	(287)

Outdoor Operating Income	$212,666	$192,147

SUPPLEMENTAL SCHEDULES

UNAUDITED REIT MEASURES

AND RECONCILIATIONS TO GAAP MEASURES

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Adjusted Funds From Operations:

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net income	$95,693	$87,164	$305,232	$317,676
Depreciation and amortization related to real estate	54,516	52,631	212,457	198,630
Loss (gain) from disposition of real estate assets and investments (tax effected)	339	(71)	8,689	(4,185)
Adjustment for unconsolidated affiliates and non-controlling interest	263	259	648	839

Funds From Operations	$150,811	$139,983	$527,026	$512,960

Straight-line income	(1,816)	(372)	(2,036)	(754)
Stock-based compensation expense	6,698	2,539	29,443	9,599
Non-cash portion of tax provision	(37)	545	660	804
Non-real estate related depreciation and amortization	3,494	3,470	12,804	12,474
Amortization of deferred financing costs	1,258	1,254	4,920	5,120
Loss on extinguishment of debt	—	—	15,429	71
Capitalized expenditures—maintenance	(12,655)	(11,359)	(43,108)	(43,119)
Adjustment for unconsolidated affiliates and non-controlling interest	(263)	(259)	(648)	(839)

Adjusted Funds From Operations	$147,490	$135,801	$544,490	$496,316

Divided by weighted average diluted common shares outstanding	99,759,674	98,602,599	99,086,160	98,369,865

Diluted AFFO per share	$1.48	$1.38	$5.50	$5.05

SUPPLEMENTAL SCHEDULES AND

UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Projected 2019 Adjusted Funds From Operations:

	Year ended December 31, 2019
	Low	High
Net income	$368,900	$385,900
Depreciation and amortization related to real estate	231,000	231,000
Gain from disposition of real estate assets and investments	(2,000)	(2,000)
One time tax adjustment for REIT election for companies acquired	(15,000)	(20,000)
Adjustment for unconsolidated affiliates and non-controlling interest	700	700

Funds From Operations	$583,600	$595,600

Straight-line expense	1,600	1,600
Stock-based compensation expense	22,000	26,000
Non-cash portion of tax provision	1,000	1,000
Non-real estate related depreciation and amortization	13,000	13,000
Amortization of deferred financing costs	5,500	5,500
Non-cash impact of the adoption of ASC 842 (1)	(11,000)	(11,000)
Capitalized expenditures—maintenance	(48,000)	(48,000)
Adjustment for unconsolidated affiliates and non-controlling interest	(700)	(700)

Adjusted Funds From Operations	$567,000	$583,000

Weighted average diluted shares outstanding	100,000,000	100,000,000

Diluted earnings per share	$3.69	$3.86

Diluted AFFO per share	$5.67	$5.83

(1)

Due to Company’s required adoption of FASB issued Accounting Standard ASC 842, Leases, the majority of our advertising contracts entered into or modified on or after January 1, 2019 will no longer meet the criteria of a lease and will be accounted for under ASC 606, Revenue. Due to this transition the Company will be required to capitalize its costs to fulfill its advertising contracts and amortize the costs over the term of the contract.

The guidance provided above is based on a number of assumptions that management believes to be reasonable and reflect our expectations as of February 2019. Actual results may differ materially from these estimates as a result of various factors, and we refer to the cautionary language regarding “forward looking” statements included in the press release when considering this information.